UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/19/2010

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On August 19, 2010, Assurant Health, a segment of Assurant, Inc. (the "Company"), internally announced reductions in workforce at various locations, including the Milwaukee headquarters of Assurant Health. The reductions are expected to be completed by mid-January 2011.

These reductions are part of Assurant Health's efforts to reduce operating costs and to streamline its organizational structure in order to prepare for significant changes in the post-reform health insurance marketplace.

The Company estimates that severance and outplacement costs related to the reductions in force will result in after-tax charges to Assurant Health's net operating income of approximately $5.5 million for the third quarter of 2010 and approximately $1.3 million for the fourth quarter of 2010.

The Company expects substantially all of these charges to result in future cash expenditures in the approximate amounts of the estimated charges, described above.

CAUTIONARY STATEMENT -- Some of the statements included in this Form 8-K, particularly projections as to the timing of the anticipated workforce reductions, severance and outplacement costs and the timing and amount of the charges are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's best estimates, assumptions and projections and are subject to significant uncertainties. Actual results and the timing of events may differ materially from those projected in the forward-looking statements due to numerous factors, which include, without limitation, the Company's ability to implement the workforce reductions as currently planned, the impact of external conditions, and unanticipated charges not currently contemplated that may occur as a result of the reductions. The Company undertakes no obligation to update any forward-looking statements in this Form 8-K as a result of new information or future events or developments. For a detailed discussion of the general risk factors that could affect Company results, please refer to the risk factors identified in the Company's periodic reports, including but not limited to, its 2009 Annual Report on Form 10-K and the Second Quarter 2010 Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: August 19, 2010	By:	/s/ Stephen W. Gauster
Stephen W. Gauster
Senior Vice President, Chief Corporate Counsel & Assistant Secretary